Exhibit 10.20

1/26/04

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into January 30, 2004, by and between DUKE ENERGY CORPORATION, a North Carolina corporation, (including all of its subsidiaries and affiliates — all hereafter referred to as “Duke”); and Mr. Robert Brace (“Mr. Brace”). In consideration of the mutual covenants and promises of Mr. Brace and Duke, Duke and Mr. Brace voluntarily agree as follows:

1. EMPLOYMENT. Mr. Brace agrees to leave his employment with Duke effective March 1, 2004. Mr. Brace’s last day of employment with Duke will be February 29, 2004. Duke agrees to continue to employ Mr. Brace through 11:59 p.m. February 29, 2004, subject to Duke’s right to terminate Mr. Brace’s employment as set forth in subparagraph If below. In connection with Mr. Brace’s continued employment through February 29, 2004, the following provisions shall apply.

a. Salary. Mr. Brace shall be paid his current regular base salary from the date of this Agreement through February 29, 2004, less lawful withholding, to be paid at the time and in the manner specified in Duke’s general policies regarding the payment of employment compensation. Duke will endeavor to pay Mr. Brace for his accrued but unpaid vacation hours as of December 31, 2003, with the first payroll check received by Mr. Brace after the effective date of this Agreement. Should Duke not make the payment with the first payroll check received by Mr. Brace after the effective date of the Agreement, Duke will make the payment in the normal course according to Duke’s policy for the payment of accrued vacation following Mr. Brace’s February 29, 2004 termination of employment. There will be no vacation accrued or paid for 2004.

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b. Benefits. Mr. Brace shall, in the same manner and at the same cost to him as currently in effect for him, continue participation for coverage for himself in all benefit plans maintained by Duke in which he is a participant.

c. Short Term and Long Term Incentive Plan. Amounts due for 2003 Short-Term Incentive Plan payments (if any) will be paid under the terms and conditions of the Short-Term Incentive Plan in which Mr. Brace is a participant and at the same time payments are made to other Plan participants. Mr. Brace will NOT be entitled to any Short-Term Incentive Plan payments for 2004. Mr. Brace will NOT be entitled to any Long-Term Incentive Plan award beyond any award he has been granted as of the date of this Agreement. Existing Long Term Incentive Awards will be governed by the applicable Plan documents and Award Agreements.

d. Duties. Effective as of the date of this Agreement, Mr. Brace will be required to make himself available by telephone, electronic messaging, or in person at the times mutually acceptable to Mr. Brace and Duke to undertake such consulting or transition assignments as may be appropriate to Mr. Brace’s experience and expertise. For purposes of such assignments, Mr. Brace will report to Mr. Christopher C. Rolfe or his designee. If Mr. Brace is required to be available in person, Duke shall reimburse his reasonable travel expenses in accordance with the provisions of Duke’s policies and procedures governing employee business travel; the parties anticipate, however, that most of Mr. Brace’s consultations will be performed by telephone or by electronic messaging.

e. Computer Equipment. Duke agrees to allow Mr. Brace to retain as his personal property the laptop computer and the home computer currently assigned to and in the possession of Mr. Brace provided that Duke may delete from such computers information designated as confidential or proprietary by Duke.

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f. Termination of Employment for Cause. Mr. Brace’s employment with Duke may be terminated by Duke at any time prior to February 29, 2004 only for cause. For purposes of this paragraph, the term “cause” shall mean only (i) a significant knowing violation by Mr. Brace of the confidentiality provisions of paragraphs 6 or 7 of this Agreement; (ii) actions by Mr. Brace after the date of execution of this Agreement that significantly adversely affect the business or operations of Duke, where such adverse effect was either intended or was reasonably foreseeable; or (iii) Mr. Brace’s failure to satisfactorily perform such consulting assignments as may be assigned to him by the Company until February 29, 2004, on the condition that Mr. Brace shall have first received written notice of any such failure, with a copy to Randel E. Phillips, 100 North Tryon St., Suite 4700, Charlotte, NC 28202 and been allowed ten days after receipt of such notice to correct any deficiency in his performance. Mr. Brace shall be entitled to that portion of any unpaid salary, accrued vacation pay, and other benefits accrued and earned by him up to and including the effective date of discharge for cause, and Duke shall not be required to provide the additional payments and benefits described in paragraph 3 of this Agreement.

2. PAYMENTS NOT CREDITABLE COMPENSATION. None of the payments provided below shall be considered as “compensation” for purposes of determining any benefits provided for under any pension, savings, or other benefit plan maintained by Duke.

3. LUMP SUM PAYMENTS. Once Duke receives from Mr. Brace an executed original of this Agreement and the seven (7)-day revocation period set out in Paragraph 8.d. has passed and the Agreement has not been revoked by Mr. Brace, Duke will pay to Mr. Brace an initial lump sum payment of Three Hundred Fifty Thousand Dollars ($350,000.00), less deductions required by law, provided that $35,000.00 of such payment shall not be subject to North Carolina state income tax withholding, pursuant to Sections 105-134.6(b)(11) and 105-163.1(13)a. of the North Carolina General Statutes. The payment shall be made on or before a

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date ten (10) days from the date the Agreement becomes effective and enforceable. Provided that, following his leaving Duke’s employ on March 1, 2004, but in no event later than March 23, 2004, Mr. Brace executes and does not revoke the form of General Release attached to this Agreement as Exhibit A and hereby incorporated by reference, Duke will provide, on or before a date fifteen (15) days from the date the General Release becomes effective and enforceable, a second lump sum payment in the amount of Three Hundred Fifty Thousand Dollars ($350,000.00), less deductions required by law. Mr. Brace acknowledges and agrees that the two payments outlined in this paragraph are in lieu of any payments and benefits that might be due him under the terms of any severance pay plan maintained by Duke, any employment agreement, or any other type of agreement in effect at the time of Mr. Brace’s leaving Duke’s employ.

The payment to be made under this paragraph is in addition to any rights and claims to any benefits that Mr. Brace might have under the terms of any Duke employee benefit plan in which he is a participant and in which he is vested. Further, the payment to be made under this paragraph is in addition to any rights and claims to any restricted common stock, stock options, or stock-based award to the extent Mr. Brace has vested in such restricted common stock, stock options, or stock-based award on February 29, 2004. The payment to be made under the terms of this Agreement is a severance payment and will not be considered “compensation” for purposes of determining any benefits provided to Mr. Brace under any pension, savings, or other benefit plan maintained by Duke.

4. COBRA REIMBURSEMENT. If Mr. Brace elects COBRA Continuation Coverage for him and his family, Duke will pay Mr. Brace an amount equal to the premium for six months of COBRA coverage, grossed up for taxes, within 15 days of his providing Duke with notice that he has made such election and the amount of his monthly premium. Such notice shall be provided to Mr. Christopher C. Rolfe at the address set out in paragraph 8(d).

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5. REIMBURSEMENT OF ATTORNEYS FEES. Duke agrees to pay Mr. Brace’s reasonable attorneys fees incurred by him in connection with the review, preparation and negotiation of this Agreement up to a maximum amount of Ten Thousand Dollars ($10,000.00).

6. CONFIDENTIALITY OF AGREEMENT. Mr. Brace agrees that the negotiations leading to and the fact of and the nature and terms of this Agreement shall remain strictly confidential and shall not be disclosed by him to any person or party whomsoever without the prior written consent of the other, except as necessary in the course of any legal proceeding based upon the provisions and terms of the Agreement or pursuant to court order or other legal process after reasonable prior notice to the other. The foregoing provision notwithstanding, Mr. Brace may disclose the fact of and the nature and terms of this Agreement to his immediate family, his accountant/financial planner and/or his attorney, provided he has first secured their respective agreement(s) to abide by the provisions of this paragraph and make no further disclosure of the fact of and the nature and terms of this Agreement. Further, Mr. Brace may disclose the fact of this Agreement and the nature and terms of paragraph 7 to a prospective employer to the extent required by any conflict disclosure policies. Mr. Brace warrants that, during the period following his being provided a copy of this Agreement and his entering into this Agreement, he did not disclose the fact of this Agreement and its nature and terms except in accordance with the terms of this paragraph. Mr. Brace acknowledges that securities laws and regulations may require Duke to publicly disclose the fact of and some or all of the terms of the Agreement.

7. OWNERSHIP, NON-DISCLOSURE, AND NON-USE OF CONFIDENTIAL BUSINESS INFORMATION AND TRADE SECRETS. Mr. Brace recognizes and acknowledges that as a result of his employment with Duke, he has had in his possession and control certain proprietary documents, data, materials, files, and similar items containing

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Confidential Business Information (including Trade Secrets) of Duke. Mr. Brace acknowledges and agrees that all Confidential Business Information, and all physical embodiments thereof, including, specifically, all computer tapes, disks, as well as documents, are CONFIDENTIAL to and shall remain the sole and exclusive property of Duke and warrants that he has returned all such property to Duke and that he has no such information in his custody, control, or possession. The provisions in this paragraph 5 shall be in addition to and shall not nullify or reduce Mr. Brace’s obligations and duties under any prior agreement or acknowledgement Mr. Brace has made with Duke regarding the ownership, non-disclosure, and non-use of Duke’s Confidential Business Information (including Trade Secrets).

Mr. Brace recognizes and acknowledges that during the course of his employment he has obtained and come into possession of certain valuable Confidential Business Information (including Trade Secrets) concerning matters affecting or relating to Duke’s business, including, specifically, information relating to Duke’s general business plans. Duke’s financial models, and Duke’s domestic and international business strategy and related matters. For purposes of this Agreement, the term “Confidential Business Information” means information, including, but not limited to, trade secrets, relating to Duke which (i) derives economic value, actual or potential, from not being generally known to and not readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (ii) is a subject of Duke’s efforts that are reasonable under the circumstances to maintain secrecy. Assuming those two criteria are met, Confidential Business Information includes, but is not limited to, business strategy, risk assessments, business plans, financial strategy, transaction models, financial models, financial information, analyses, assessments (financial and otherwise) of transactions, business models, competitive analyses, analyses of issues, financial targets and performance data, models, market assessments, succession plans, performance assessments of Duke employees, disciplinary

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information concerning Duke employees, compensation information with regard to any Duke employee and compensation plans (including incentive plans). Mr. Brace recognizes and acknowledges that such information is valuable, special, and essential to the successful and effective conduct of Duke’s domestic and international business and is not generally known or readily available outside of Duke. Mr. Brace therefore agrees that he will not, for a period of two (2) years, disclose or otherwise communicate any of the Confidential Business Information, no matter in what form maintained, which has been obtained from Duke to any person, firm, corporation, or other entity for any purpose or reason whatsoever without the express written authority of an authorized representative of Duke, so long as such information remains non-public. For the purposes of this Agreement, the term “non-public” shall mean information that is not available to the public through industry publications, the financial press, or through presentations to attendees at industry conferences. Provided, however, with respect to those items of confidential or proprietary information which constitute a trade secret as defined by the applicable laws governing the protection of trade secrets of Duke, Mr. Brace’s obligation of Confidentiality and Non-Disclosure shall continue to survive after the two (2)-year period to the greatest extent permitted by applicable Trade Secret law. Mr. Brace understands that, although not the intent, this restriction may limit his ability to engage in certain employment and business activities for the periods provided, but acknowledges that the compensation to be provided by Duke to him under this Agreement is sufficient to justify such a restriction. Mr. Brace further acknowledges that these restrictions are reasonable and necessary to protect Duke’s business and goodwill. Mr. Brace acknowledges that if any of these restrictions are found by a court having jurisdiction to be unreasonable or overly broad or otherwise unenforceable, he and Duke agree that the restrictions shall be modified by the court so as to be reasonable and enforceable and if so modified shall be fully enforced.

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Mr. Brace further agrees that he will not disclose or otherwise communicate, without the prior written permission of Duke, the fact of, or any information regarding, any investigation undertaken by Duke or done on Duke’s behalf regarding Duke’s business or the conduct of its business. For the purposes of this paragraph, the term “investigation” shall mean any inquiry undertaken by Duke or on Duke’s behalf under the direction or at the request of Duke’s Law Department, Compliance Office, and/or Risk Management Department. Provided, however, Mr. Brace may disclose the fact of, or any information regarding, any investigation undertaken by Duke or on its behalf if he is required by law to do so. Mr. Brace agrees that if he is so required by law to disclose the fact of, or any information regarding, an investigation he will, if permitted by law to do so, inform Duke of the requirement to disclose at least seventy-two (72) hours before making such disclosure. Mr. Brace agrees to make such disclosure by contacting Mr. Christopher C. Rolfe, Duke Energy Corporation (PB04M), 422 South Church Street, Charlotte, NC 28202, (704) 382-4343.

Mr. Brace acknowledges that a breach by him of the provisions of this paragraph will result in irreparable and continuing damage to Duke for which money damages may not provide adequate relief. Accordingly, Mr. Brace agrees that in the event he breaches or threatens to breach the provisions of this paragraph. Duke shall be entitled to a preliminary or permanent injunction in order to prevent the continuation of such harm, as well as money damages insofar as they can be determined.

8. RELEASE OF CLAIMS.

a. General Release. In exchange for continued employment, the payments and other benefits specified in this Agreement and other consideration under this Agreement, Mr. Brace voluntarily and knowingly waives all claims and rights that he might have arising out of or related to his employment with Duke through the date of this Agreement.

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Mr. Brace voluntarily and knowingly releases and discharges Duke Energy Corporation, and its subsidiary and affiliated companies and divisions and each of their respective present and former directors, officers, employees, trustees, agents, attorneys, insurers, and other representatives, successors, and assigns from any and all liability and damages arising in any manner whatsoever out of his employment with Duke and the termination of that employment. This release includes, but is not limited to, claims and rights under: a) the Civil Rights Act of 1991 and Title VII of the Civil Rights Act of 1964, as amended; b) the Americans with Disabilities Act; c) the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.); d) the Older Workers Benefit Protection Act; e) the Family and Medical Leave Act; f) the North Carolina Equal Employment Practices Act; g) any other federal, state, or local law or regulation, including any law or regulation concerning discrimination based on race, sex, color, religion, national origin, citizenship, age, handicapped or disabled status; h) any claim for compensation under any other federal or state statutory or common law; and i) any express or implied term or condition of Mr. Brace’s employment with Duke, including any claim for wrongful discharge, breach of contract, or claim for compensation. Mr. Brace further acknowledges and agrees that the one (l)-time lump sum payment identified in paragraph 3 of this Agreement is in lieu of any payments which might be due him under any severance pay plan maintained by Duke and in effect at the time of his separation from employment.

b. Compliance with Law. Mr. Brace hereby acknowledges and agrees that this Agreement and all actions taken in connection with his employment pursuant to this Agreement are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, and that the release set forth in this paragraph 6 shall be applicable, without limitation, to any claims brought under the Age Discrimination in

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Employment Act and/or the Older Workers Benefit Protection Act. Mr. Brace further acknowledges and agrees that:

i. The release given by Mr. Brace in this paragraph 8 is given solely in exchange for the consideration set forth in this Agreement and such consideration is in addition to anything of value that Mr. Brace received prior to entering into this Agreement;

ii. By entering into this Agreement, Mr. Brace does not waive rights or claims that may arise after his signing this Agreement;

iii. Mr. Brace has been advised to consult an attorney prior to entering into this Agreement, and this provision of this Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Mr. Brace be so advised in writing;

c. Consideration Period. Mr. Brace has had at least twenty-one (21) days within which to consider this Agreement, and Mr. Brace acknowledges that he has been afforded twenty-one (21) days by Duke to do so; and

d. Revocation Period. FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING THE SIGNING BY MR. BRACE OF THIS AGREEMENT, MR. BRACE MAY REVOKE THIS AGREEMENT, AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL SUCH SEVEN (7)-DAY REVOCATION PERIOD HAS EXPIRED. MR. BRACE MAY REVOKE THIS AGREEMENT BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO MR. CHRISTOPHER C. ROLFE AT DUKE ENERGY CORPORATION, 422 SOUTH CHURCH STREET, CHARLOTTE, NORTH CAROLINA 28202. FOR THE REVOCATION TO BE EFFECTIVE, IT MUST BE RECEIVED BY MR. ROLFE NO

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LATER THAN THE END OF THE SEVENTH (7TH) CALENDAR DAY AFTER MR. BRACE SIGNS THE AGREEMENT. SHOULD MR. BRACE REVOKE THE AGREEMENT AFTER SIGNING IT, IT WILL BE NULL AND VOID, AND HE WILL NOT BE ENTITLED TO THE BENEFITS OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

e. Release of Mr. Brace. In further consideration of the Release granted by Mr. Brace herein, Duke hereby releases Mr. Brace from any and all claims arising from or related to Mr. Brace’s employment at Duke of which Duke is presently aware or should have discovered in the exercise of reasonable diligence, provided that such release shall not extend to claims based on circumstances which Mr. Brace failed to disclose in breach of a fiduciary duty to Duke.

9. ASSISTANCE IN LITIGATION. Unless prohibited by law, Mr. Brace agrees to notify Duke in the event that he is contacted by any investigative, regulatory or legislative authorities or any party adverse or potentially adverse to Duke in litigation in connection with any matter related to his employment with Duke. Such notice shall be made to either Mr. Christopher C. Rolfe at 422 South Church St., Charlotte. NC 28202 or Duke’s General Counsel at 526 South Church St., Charlotte, NC 28202. Should matters arise, which in the judgment of Duke requires his assistance to Duke because of some relation to his employment at Duke, then Mr. Brace agrees to cooperate with Duke by providing his assistance at reasonable times, including traveling to do so if necessary, provided Duke reimburses him for reasonable expenses incurred and salary lost in providing such assistance or in traveling to provide such assistance. Mr. Brace shall be reimbursed for salary lost at the rate of Three Hundred Dollars per hour ($300.00), without Mr. Brace being required to prove the actual amount of lost salary, it being agreed by the parties that the rate specified is a reasonable approximation of the economic loss to

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Mr. Brace of being required to divert himself from his other employments and business activities in order to provide such assistance. It is understood that Mr. Brace’s cooperation will extend to any litigation in which Duke might conclude that his assistance is necessary. Unless or until a conflict arises, a company attorney (unless prohibited by N.C. Gen. Stat. §§ 84-4 or 84-5) or the company’s outside legal counsel will act as Mr. Brace’s attorney, at no expense to Mr. Brace, in the event that he is called as a witness for any matter covered by this paragraph. If a conflict arises, or if for any other reason Duke decides that Mr. Brace should be represented by independent counsel, Mr. Brace, at Duke’s expense, may retain legal counsel of his choice, on terms and conditions no less favorable than those extended to other present or former Duke executives.

Unless prohibited by law, Duke agrees that, in the event Mr. Brace becomes the subject of any litigation, or regulatory or investigatory proceeding arising from his employment at Duke, it will, upon request, consider making available, on reasonable notice, to Mr. Brace or his attorneys any pertinent documents for review and any pertinent employees for interview to the extent reasonably necessary to the preparation of Mr. Brace’s defense. Any such request should be made to Duke’s General Counsel. It is understood that Duke may decline such a request.

10. KNOWLEDGEABLE DECISION BY MR. BRACE. Mr. Brace has read all of the terms of this Agreement and has had an opportunity to discuss it with an attorney of Mr. Brace’s own choice who is not associated with Duke. Mr. Brace understands the terms of this Agreement and that this Agreement releases forever Duke from any legal action arising from Mr. Brace’s employment relationship with Duke and the termination of this employment relationship by Duke, except as to rights or claims that may arise after the effective date of this Agreement. Mr. Brace signs this Agreement of his own free act and will in exchange for the consideration to be given to him, which he acknowledges is adequate and satisfactory. Neither Duke nor its

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agents, representatives, or employees have made any representations to Mr. Brace concerning the terms or effects of this Agreement, other than those contained in the Agreement.

11. REFERENCES. Duke acknowledges that Mr. Brace performed his duties diligently and that the termination of Mr. Brace’s employment is the result of changing business circumstances and changes in top management. Mr. Brace agrees to direct any requests for references from Duke to Mr. Christopher C. Rolfe.

12. AFFIRMATION OF EXECUTION. Mr. Brace affirms that the only consideration for the execution by him of this Agreement are the terms stated in this Agreement, and that no other promise or agreement of any kind has been made to or with him by any person or entity whomsoever to cause him to execute this Agreement, and that he fully understands the meaning and intent of this Agreement. Mr. Brace further acknowledges that, except as otherwise provided herein, Duke has no further obligation to him for any compensation, payments, monetary damages, fees, or expenses, or any other claims that he may have or assert relative to his employment with Duke. It is, therefore, except as otherwise set out in this Agreement, specifically agreed that this Agreement shall be a complete bar to all claims or actions, legal and/or equitable, for damages of any kind or nature arising out of or related to Mr. Brace’s employment with Duke.

13. MODIFICATION; ENTIRE AGREEMENT. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the parties.

14. SEVERABILITY. In case one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not affect any other provision in this Agreement, but this Agreement shall be

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construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

15. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Duke and Mr. Brace and their respective heirs, representatives, successors, transferees, and permitted assigns. This Agreement shall not be assignable by Mr. Brace but shall be freely assignable by Duke to an assignee that agrees to perform all of the obligations of Duke hereunder; provided, however, that such an assignment by Duke will not release Duke from liability for performance under this Agreement should the assignee fail to perform all of the obligations of Duke hereunder.

16. NON-ADMISSION. Mr. Brace agrees and acknowledges that neither this Agreement nor Duke’s offer to enter into this Agreement shall be construed as an admission by Duke that it has acted wrongfully towards him or any other employee, and that Duke expressly denies any liability to, or wrongful acts against, Mr. Brace on the part of itself, its employees, or its agents.

17. CONFIRMATION OF RESIGNATION FROM BOARDS AND CORPORATE OFFICES. Duke and Mr. Brace confirm that Mr. Brace resigned from any corporate / company positions of Duke Energy Corporation and from all other boards, committees, and offices of Duke and its subsidiaries or affiliates on which or in which capacity Mr. Brace served. The resignations confirmed under this paragraph were effective as of November 21, 2003.

18. CONFIRMATION OF D&O COVERAGE AND RIGHT TO INDEMNIFICATION. In accordance with the provision of its By-Laws in effect on [February 29, 2004], Duke agrees to promptly indemnify Mr. Brace (including prompt advancement of expenses) against any and all liabilities, losses, costs and expenses arising out of

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or relating to claims or assessments made against Mr. Brace in connection with his service for Duke or any of its affiliates. Such indemnification (and advancement) shall be provided under the terms and conditions established by Duke Energy Corporation’s By-Laws as of [February 29, 2004]. Mr. Brace shall be entitled to directors and officers insurance coverage, from the date of his leaving Duke’s employ through the sixth anniversary of such date, on terms and conditions (including scope, amount of coverage, dollar limitations, etc.) no less favorable to Mr. Brace than the coverage (if any) then provided to any other present or former officer or director of Duke.

19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of North Carolina.

20. EXCLUSIVE JURISDICTION AND CHOICE OF FORUM. Mr. Brace and Duke mutually and voluntarily agree that the state and federal courts located in Mecklenburg County, North Carolina shall be vested with the sole and exclusive jurisdiction over any dispute(s) that arise out of this Agreement or the matters that are intended to be resolved by this Agreement. Furthermore, Mr. Brace and Duke mutually and voluntarily agree that the state and federal courts located in Mecklenburg County, North Carolina shall be the exclusive choice of forum mutually agreed to and designated by the parties for resolution of any dispute(s) that may arise out of this Agreement or the matters that are intended to be resolved by this Agreement.

21. COUNTERPART COPIES. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original.

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This the 30 day of January, 2004.

DUKE ENERGY CORPORATION (FOR ITSELF AND ITS SUBSIDIARIES AND AFFILIATES)

/s/ Christopher C. Rolfe

By:	Christopher C. Rolfe Senior Vice President, Strategic Planning and Human Resources

/s/ Robert Brace

Mr. Robert Brace

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STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

I, Donna B. Flett, a Notary Public for said County and State, do hereby certify that Christopher C. Rolfe personally came before me this day and acknowledged that he is the Senior Vice President, Strategic Planning and Human Resources and acknowledged, on behalf of Duke Energy Corporation, the due execution of this Agreement.

Witness my hand and official seal, this 30th day of January, 2004.

(Official Seal)

/s/ Donna B. Flett

Notary Public

My commission expires: July 09, 2005

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

I, Denise J. Willing, a Notary Public for said Country and State, do hereby certify that Mr. Brace personally appeared before me this day and acknowledged the due execution of this Agreement.

Witness my hand and official seal, this 30th day of January, 2004.

(Official Seal)

/s/ Denise J. Willing

Notary Public

My commission expires: My Commission Expires January 9, 200_

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